QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Reports First Quarter 2004 Financial Results and
Reviews Pipeline and Business Progress

        Cambridge, MA, April 26, 2004—Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the quarter ended March 31, 2004.

        For the quarter ending March 31, 2004, the Company's net loss on a GAAP basis was $40.4 million, or $0.52 per basic and diluted share, compared to net income of $20.6 million, or $0.27 per basic and diluted share, for the quarter ending March 31, 2003. The first quarter 2003 net income primarily resulted from the Company's $69.2 million gain on sale of certain product and technology rights of PanVera LLC, which closed on March 28, 2003.

        Excluding restructuring and other expenses, charge for retirement of convertible subordinated notes, and income from discontinued operations, the loss for the quarter ending March 31, 2004 was $36.2 million, or $0.46 per basic and diluted share, compared to a loss of $44.4 million, or $0.58 per basic and diluted share, for the quarter ending March 31, 2003. The reduced loss was primarily the result of lower research and development costs.

        Total revenues for the quarter ending March 31, 2004 increased to $17.5 million, compared to $16.0 million in 2003 due to higher HIV royalties and collaborative and other research and development revenues. Research and development expenses for the quarter ending March 31, 2004 were $41.7 million compared to $51.6 million for the first quarter of 2003. The decrease in R&D investment was due primarily to a prioritization of the Vertex product development portfolio and a headcount reduction performed in 2003. Sales, general and administrative expenses for the quarter ending March 31, 2004 were $9.7 million, as compared to $9.5 million for the first quarter of 2003.

        The first quarter ending March 31, 2004, includes a charge of $2.5 million for the retirement of $153.1 million of the Company's 2007 convertible notes and an additional $1.8 million implied interest cost relating to the restructuring and other expense accrual.

        Other interest expense, net, for the quarter ending March 31, 2004 was $1.4 million compared to other interest income, net, of $1.4 million for the first quarter of 2003.

        At March 31, 2004, Vertex had approximately $520.6 million in cash, cash equivalents and available for sale securities, $162 million in convertible debt due September 2007, and $153 million in convertible debt due February 2011.

        "Thus far in 2004, Vertex has exhibited momentum across key areas of our business," stated Joshua Boger, Ph.D., Chairman and CEO of Vertex Pharmaceuticals. "Commercially, we continued to focus on the U.S. launch of our HIV protease inhibitor (PI) Lexiva™, which we co-promote with GlaxoSmithKline. First quarter royalty revenue from our HIV products reflected the growth of Lexiva in the U.S. and we look forward to approval of this product in mid-2004 in the European Union under the trade name Telzir™."

        "We believe there are important opportunities to extend our development and commercial foundation in antivirals, and we are moving forward with a portfolio of product candidates targeting unmet medical needs in hepatitis C viral (HCV) infection," Dr. Boger added. "Based on progress with these product candidates in the first quarter, we expect to initiate a Phase I clinical trial with our investigational HCV protease inhibitor VX-950 in the second quarter of 2004 and a Phase IIb clinical trial of our lead oral HCV therapy merimepodib in the second half of 2004."

        Dr. Boger continued, "Vertex has staked out a leadership position in the discovery and development of oral anti-cytokine approaches for the treatment of inflammation. We look forward to completing the data analysis from a pilot Phase IIa clinical study of our p38 MAP kinase inhibitor

VX-702 in acute coronary syndromes in mid-2004, and to initiating a Phase II study of our oral ICE inhibitor VX-765 later in 2004."

        "Our clinical pipeline is supported by sustained innovation in research and drug discovery. In the first quarter of 2004, we reported exciting breakthroughs in the area of oncology, including the first publication of preclinical results for our Aurora kinase inhibitor, VX-680," Dr. Boger continued. "In addition, our drug discovery efforts in ion channels, including recent advances in our cystic fibrosis program, are strengthening our pipeline and are important sources of value for Vertex and our partners. We anticipate the signing of one or more collaborative agreements in 2004. New collaborative opportunities affirm Vertex's ability to capture the value of our drug discovery and development efforts while we make strong progress towards our goal of becoming a major drug company."

Recent Clinical and Corporate Highlights

        Vertex highlighted several key product development advances and corporate milestones:

  •
  Positive opinion from the European Committee for Proprietary Medicinal Products (CPMP) for Telzir (fosamprenavir calcium), a key step towards marketing approval in the European Union.

  •
  Publication of Phase III, 48-week results comparing Lexiva to nelfinavir in the Journal of Acquired Immune Deficiency Syndrome (JAIDS), demonstrating Lexiva's safety and efficacy in a diverse treatment population.

  •
  Presentation of clinical and preclinical results, respectively, for Vertex's proprietary HCV product candidates merimepodib and VX-950, at the Annual Meeting for the European Association for the Study of the Liver (EASL) in Berlin, Germany.

  •
  Publication of the structure of Flt-3 kinase, a key oncology target, in Molecular Cell; and publication of preclinical results for VX-680, a novel inhibitor of Aurora kinases, in Nature Medicine.

  •
  Amendment of Vertex and Novartis's drug discovery collaboration focused on kinases, providing for a more rapid and earlier stage transfer of the drug candidates discovered by Vertex to Novartis for clinical development.

  •
  Successful exchange of $153.1 million in convertible notes due 2007 for convertible notes due 2011, improving the Company's capital structure.

P38 MAP Kinase Program

        In addition, Vertex announced today that it has completed the enrollment and treatment of 44 patients in a pilot Phase IIa study of VX-702, a p38 MAP kinase inhibitor, in patients with acute coronary syndromes. Dose escalation to pharmacodynamically active levels has been completed. The safety data observed to date support the advancement of VX-702 to studies involving longer treatment duration. Data analysis is expected to be complete in the second quarter of 2004.

Full Year 2004 Financial Guidance

        This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals. Vertex today reiterated its 2004 financial guidance that was originally provided on February 3, 2004. The Company expects that full year 2004 loss, before charges and gains, will be in the range of $140 to $150 million. Vertex anticipates a loss, before charges and gains, for the second quarter in the range of $40 million to $42 million. Vertex anticipates that its loss in the third and fourth quarters of 2004 will decrease compared to the second quarter of 2004 dependent on the timing and impact of potential new revenues.

        "We remain committed to our full year 2004 financial guidance," stated Ian Smith, Senior Vice President and Chief Financial Officer of Vertex Pharmaceuticals. "In the first quarter, we successfully exchanged approximately $153 million of our 2007 convertible notes for 2011 convertible notes, amended our collaboration with Novartis, and reduced our operating expenses and loss compared to the prior year quarter. We remain focused on improving our financial strength in 2004."

Non-GAAP Financial Measures

        In this press release, Vertex's financial results are provided both in accordance with generally accepted accounting principles (GAAP) in the United States and using certain non-GAAP financial measures. In particular, Vertex provides its first quarter 2004 loss, guidance for a second quarter and full year 2004 loss, excluding any charges or gains, both of which are non-GAAP financial measures. These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company's business, and uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the Company's business and to evaluate its performance.

About Vertex

        Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company's strategy is to commercialize its products both independently and in collaboration with major pharmaceutical partners. Vertex's product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer. Vertex co-promotes the new HIV protease inhibitor Lexiva™ (fosamprenavir calcium) with GlaxoSmithKline.

        Lexiva™ is a registered trademark of the GlaxoSmithKline group of companies.

        This press release may contain forward-looking statements, including statements that (i) Lexiva/Telzir will be approved and launched in Europe in 2004; (ii) Vertex's HCV pipeline will advance in 2004, with the initiation of a Phase I clinical trial of VX-950 in the second quarter and a Phase IIb clinical trial of merimepodib in the second half of 2004; (iii) the Company expects to reinforce its leadership position in oral anti-cytokine approaches to inflammation by completing data analysis from its pilot Phase IIa clinical trial of VX-702 mid-year, and instituting a Phase II study of VX-765 later in 2004; (iv) the Company's lead product candidates in HCV and inflammation therapeutics represent significant medical and commercial opportunities; (v) our drug discovery efforts in ion channels are an important source of value for the Company; (vi) Vertex will sign new collaborations in 2004; and (vii) Vertex expects its 2004 net loss, and its second quarter net loss to be within the ranges set forth above, and its net loss for both the third and fourth quarters to be less than the expected second quarter net loss. While management makes its best efforts to be accurate in making forward-looking statements, those statements are subject to risks and uncertainties that could cause Vertex's actual results to vary materially. Those risks and uncertainties include, among other things, the risk that any one or more of Vertex's internal and external drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, that Lexiva/Telzir may not obtain regulatory approval in Europe or that approval will be delayed, that Vertex will be unable to realize one or more of its financial objectives for 2004 as set forth above, due to any number of financial, technical or partnership considerations, that future competitive or other market factors may adversely impact the commercial potential for our product candidates in HCV and inflammation; that our drug discovery efforts will not ultimately result in commercial products due to scientific, medical or technical developments, and other risks listed under Risk Factors in Vertex's form 10-K filed with the Securities and Exchange Commission on March 15, 2004.

Vertex Pharmaceuticals Incorporated
2004 First Quarter Results
Consolidated Statement of Operations Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2004	2003
Pharmaceutical revenues:
Royalties	$2,582	$1,921
Collaborative and other R&D revenues	14,931	14,068

Total revenues	$17,513	$15,989

Costs and expenses:
Royalty payments	846	652
Research and development	41,675	51,629
Sales, general & administrative	9,722	9,485

Total costs and expenses	52,243	61,766

Other interest (income)/ expense, net	1,437	(1,405)

Loss excluding charge for retirement of 2007 convertible notes, restructuring and other expense and income from discontinued operations	$(36,167)	$(44,372)

Basic and diluted loss per common share excluding charge for retirement of 2007 convertible notes, restructuring and other expense and income from discontinued operations	$(0.46)	$(0.58)

Charge for retirement of 2007 convertible notes (Note 1)	(2,453)	—
Restructuring and other expense (Note 2)	(1,818)	(3,899)
Income from discontinued operations (Note 3):
Gain on sale of assets	—	69,232
Loss from discontinued operations	—	(350)

Total income from discontinued operations	—	68,882

Net income (loss)	$(40,438)	$20,611

Basic and diluted net income (loss) per share	$(0.52)	$0.27

Basic weighted average number of common shares outstanding	78,094	76,411
Diluted weighted average number of common shares outstanding	78,094	77,362

        Note 1: In February 2004 the Company exchanged approximately $153.1 million in aggregate principal amount of 5% Convertible Subordinated Notes due 2007 for approximately $153.1 million in aggregate principal amount of newly issued 5.75% Convertible Senior Subordinated Notes due 2011. This transaction resulted in a charge of approximately $2.5 million relating to the write-off of the remaining unamortized issuance charges for the $153.1 million of the 2007 5% convertibles notes, which were retired.

        Note 2: For the three months ended March 31, 2004 and 2003, the Company incurred restructuring and other expense charges of approximately $1.8 million and $3.9 million, respectively. The $1.8 million of restructuring and other expense recorded in the first quarter of 2004 relates to an implied interest cost relating to the restructuring and other expense accrual. The $3.9 million of restructuring and other expense recorded in the first quarter of 2003 represents lease operating expense incurred prior to the decision not to occupy the leased space. This expense has been estimated in accordance with FASB 146 "Accounting for Costs Associated with Exit or Disposal Activities" and is reviewed quarterly for changes in circumstances.

        Note 3: The Company sold certain assets and liabilities of the Discovery Tools and Services business in March and December 2003, respectively. In October 2001, the FASB issued FASB 144 "Accounting for the Impairment of Long-Lived Assets" ("SFAS 144"). SFAS 144 provides a single accounting model for long-lived assets to be disposed of. The combination of the assets sold in March 2003 and in December 2003 represents a component of the Company's business that, beginning in 2002, had separately identifiable cash flows. As such, pursuant to SFAS No. 144, the tables presented in this release give effect to the disposition of the assets sold in March and December 2003, accounting for such assets as discontinued operations. For the three months ended March 31, 2003 the Company recorded total income from discontinued operations of $68.9 million, including a gain on the sale of assets.

Vertex Pharmaceuticals Incorporated
2004 First Quarter Results
Condensed Consolidated Balance Sheet Data
(In thousands)
(Unaudited)

	March 31, 2004	December 31, 2003
Assets
Cash, cash equivalents and available for sale securities	$520,574	$583,164
Other current assets	12,864	10,642
Property, plant and equipment, net	76,170	80,083
Restricted cash	34,570	26,061
Other noncurrent assets	25,010	24,461

Total assets	$669,188	$724,411

Liabilities and Equity
Deferred revenue, collaborator development loan and other current liabilities	$60,904	$69,541
Accrued restructuring and other expense	59,936	69,526
Deferred revenue—noncurrent	50,524	51,771
Collaborator development loan—noncurrent	18,460	18,460
Other long term obligations	7,268	7,268
Convertible notes (due 2007)	161,867	315,000
Convertible notes (due 2011)	153,133	—
Stockholders' equity	157,096	192,845

Total liabilities and equity	$669,188	$724,411

Conference Call and Webcast: First Quarter 2004 Financial Results:

        Vertex Pharmaceuticals will host a conference call today, April 26, 2004 at 5:00 p.m. ET to review financial results and recent developments. This call will be broadcast via the Internet at www.vrtx.com in the investor center. Alternatively, to listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2394 (International).

        The call will be available for replay via telephone commencing April 26, 2004 at 8:00 p.m. ET running through 5:00 p.m. ET on May 10, 2004. The replay phone number for the U.S. and Canada is (800) 642-1687. The international replay number is (706) 645-9291 and the conference ID number is 6987270. Following the live webcast, an archived version will be available on Vertex's website until 5:00 p.m. ET on May 10, 2004.

        Vertex's press releases are available at www.vrtx.com.

# # #

Vertex Contacts:

Lynne H. Brum, Vice President, Corporate Communications and Financial Planning, (617) 444-6614
Michael Partridge, Director, Corporate Communications, (617) 444-6108
Lora Pike, Manager, Investor Relations, (617) 444-6755

QuickLinks

Vertex Pharmaceuticals Reports First Quarter 2004 Financial Results and Reviews Pipeline and Business Progress
Vertex Pharmaceuticals Incorporated 2004 First Quarter Results Consolidated Statement of Operations Data (In thousands, except per share amounts) (Unaudited)
Vertex Pharmaceuticals Incorporated 2004 First Quarter Results Condensed Consolidated Balance Sheet Data (In thousands) (Unaudited)